EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 11, 2003, relating to the financial statements which appears in the Annual Report to Stockholders of SunGard Data Systems Inc., which is incorporated by reference in SunGard Data Systems Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

May 1, 2003